UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 13, 2017

Biolase, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-19627	87-0442441
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4 Cromwell, Irvine, California		92618
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949-361-1200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of January 13, 2017, David C. Dreyer resigned from his positions as Senior Vice President and Chief Financial Officer of Biolase, Inc. (the "Company"). On January 13, 2017, the Company and Mr. Dreyer entered into a Separation Agreement with General Release of All Claims (the "Agreement"). Pursuant to the Agreement, Mr. Dreyer will receive (i) a severance payment of $50,000.00, subject to all applicable tax withholding and payable in one installment, (ii) the vesting of 283,309 of Mr. Dreyer's unvested time-based stock options, (iii) the extension of the period to exercise Mr. Dreyer's vested stock options for a period of one year from Mr. Dreyer’s final date of employment, and (iv) the reimbursement of COBRA premiums for Mr. Dreyer and his eligible dependents for up to six (6) months following his final date of employment, (i) through (iv) above being in full and complete satisfaction of any and all obligations, rights, or claims related in any way to his employment with the Company, including but not limited to those obligations, rights, or claims previously existing under that certain Employment Agreement, dated as of February 22, 2015, by and between the Company and Mr. Dreyer.

The severance set forth above is subject to Mr. Dreyer’s execution, delivery, and non-retraction of a general release and wavier of claims, and such other terms, conditions, and restrictive covenants customary for agreements of this purpose.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biolase, Inc.

January 13, 2017	By:	/s/ Harold C. Flynn, Jr.

Name: Harold C. Flynn, Jr.
Title: Chief Executive Officer